Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-140318 and 333-143503) pertaining to the 2006 Long-Term Incentive Plan of Alesco Financial Inc. and the Registration Statement (Form S-3 No. 333-145417) of the Company and in the related prospectuses of our reports dated March 10, 2008, with respect to the consolidated financial statements and schedules of Alesco Financial Inc. and the effectiveness of internal control over financial reporting of Alesco Financial Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania

March 10, 2008